SCHEDULE 14A INFORMATION
             Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.    )

            Filed by the Registrant  /X/
            Filed by a Party other than the Registrant  / /


            Check the appropriate box:
            / / Preliminary Proxy Statement    / /Confidential, for Use
                                                  of the Commission
                                                  Only (as permitted by
                                                  Rule 14a-6(e)(2))
            /X/ Definitive Proxy Statement
            / / Definitive Additional Materials
            / / Soliciting Material Pursuant to Rule 14a-11(c) or Rule
                14a-12

                               Caretenders Health Corp.

                  (Name of Registrant as Specified In Its Charter)

             __________________________________________________________
            (Name of Person(s) Filing Proxy Statement, if other than the
                                     Registrant)


            Payment of Filing Fee (Check the appropriate box):
            /X/ No fee required.
            /  / Fee  computed on  table  below per  Exchange Act  Rules
                 14a-6(i)(4) and 0-11.

            1.
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               applies.  _______________________________________________

            2.
               Aggregate number of securities to which transaction applies:_________________________________________________

            3.
               Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):____________________________

            4.
               Proposed maximum aggregate value of
               transaction:_____________________________________________


            5.
               Total fee paid:__________________________________________


            / / Fee paid previously with preliminary materials.
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                by Exchange  Act Rule 0-11(a)(2) and identify the filing
                for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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                 ______________________________________________________

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


                         CARETENDERS HEALTH CORP.
                     100 Mallard Creek Road, Suite 400
                        Louisville, Kentucky  40207

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD NOVEMBER 24, 1997


To the Stockholders:

The Annual Meeting of Stockholders (the _Annual Meeting_) of Caretenders Health Corp. (the _Company_), will be held in Terrace Room Three of the Holiday Inn, 1325 Hurstbourne Lane, Louisville, Kentucky 40222, on Monday, November 24, 1997, at 10:00 a.m. local time for the following purposes:

(1)To elect a Board of seven directors to serve until the next annual meeting of stockholders;

(2)To approve the Non-Employee Directors Deferred Compensation Plan;

(3)To ratify the appointment of Arthur Andersen LLP as the Company's independent auditor for the fiscal year ending March 31, 1998; and

(4)To transact such other business as may properly come before the meeting or any adjournments thereof.

A Proxy Statement describing matters to be considered at the Annual Meeting is attached to this Notice. Only stockholders of record at the close of business on October 6, 1997 are entitled to receive notice of and to vote at the meeting.


                                   By Order of the Board of Directors


                                   C. Steven Guenthner
                                   Secretary
Louisville, Kentucky
October 13, 1997

                                 IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. IN THE EVENT YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                              CARETENDERS HEALTH CORP.
                          100 Mallard Creek Road, Suite 400
                             Louisville, Kentucky  40207

                                   PROXY STATEMENT






                           ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD NOVEMBER 24, 1997

                                 GENERAL INFORMATION

            This Proxy Statement and accompanying proxy are being furnished in connection with the solicitation of proxies by the Board of Directors (the Board) of Caretenders Health Corp., a Delaware corporation (the Company), to be voted at the Annual Meeting of Stockholders (the Annual Meeting) and any adjournments thereof. The Annual Meeting will be held in Terrace Room Three of the Holiday Inn, 1325 Hurstbourne Lane, Louisville, Kentucky 40222, on Monday, November 24, 1997, at 10:00 a.m. local time for the purposes set forth in this Proxy Statement and the accompanying
            Notice of Annual Meeting. This Proxy Statement and accompanying proxy are first being mailed to stockholders on or about October 13, 1997.

            A stockholder signing and returning a proxy has the power to revoke it at any time before the shares subject to it are voted by (i) notifying the Secretary of the Company in writing of such revocation, (ii) filing a duly executed proxy bearing a later date or (iii) attending the Annual Meeting and voting in person. If the proxy is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the proxy will be voted FOR the nominees for director named in the Proxy Statement, FOR each of the proposals described herein and in the discretion of proxy holders on such other business as may properly come before the Annual Meeting.

            The original solicitation of proxies by mail may be supplemented by telephone and other means of communication and through personal solicitation by officers, directors and other employees of the Company, at no compensation. Proxy materials will also be distributed through brokers, custodians and other like parties to the beneficial owners of the Company's common stock, par value $.10 per share (the _Common Stock_), and the Company will reimburse such parties for their reasonable out-of-pocket and clerical expenses incurred in connection therewith.

                          RECORD DATE AND VOTING SECURITIES

            The Board has fixed the record date (the Record Date) for the Annual Meeting as the close of business on October 6, 1997. At the Record Date, there were outstanding 3,120,413 shares of Common Stock (each of which is entitled to one vote per share on all matters to be considered at the Annual Meeting). No shares of the Company's Series A Convertible Preferred Stock (Preferred Stock) were outstanding on the Record Date. A majority of the total number of shares of outstanding Common Stock present in person or by proxy is required to constitute a quorum to transact business at the
            Annual Meeting.   Abstentions and  withheld votes  will be
            counted as present for purposes of determining whether a quorum exists, but as not voted for purposes of determining the approval of any matter submitted to the stockholders for a vote. Because Delaware law treats only those shares voted
            for  a  matter  as   affirmative  votes,  abstentions  and
            withheld votes will  have the same effect  as negative votes
            or  votes  against  a particular  matter.    If  a  broker
            indicates that it does not have discretionary authority as to certain shares to vote on a particular matter, such shares will not be considered as present and entitled to vote with respect to that matter.

               SECURITY OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

            Common Stock

            The following table sets forth as of October 1, 1997, certain information with respect to the beneficial ownership of the Company's Common Stock of (i) each executive officer of the Company named in the Summary Compensation Table set forth herein under Executive Compensation, (ii) each director or nominee for director of the Company, (iii) all directors and executive officers as a group and (iv) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock.

                                                Shares of Common Stock
                                               Beneficially Owned (1)(2)

                                                 Amount and    Percent
        Directors and Executive Officers         Nature of        of
                                                 Beneficial     Class
                                                 Ownership
        William B. Yarmuth                      337,323  (3)    10.21%
          100 Mallard Creek Road, Suite 400
          Louisville, KY  40207

        Mary A. Yarmuth                         337,323  (4)    10.21%

        C. Steven Guenthner                      40,487  (5)    1.29%

        Steven B. Bing                           11,340  (6)      *

        Patrick B. McGinnis                      16,000  (7)      *

        Donald G. McClinton                      15,000  (7)      *

        Tyree G. Wilburn                         10,000  (8)      *

        Jonathan D. Goldberg                      6,500  (9)      *

        Wayne T. Smith                           24,000  (9)      *

        Directors and Executive Officers as     460,650  10)    13.65%
        a Group (9 persons)
        Additional Five Percent Beneficial
        Owners

        HEALTHSOUTH Rehabilitation            1,015,101 (11)    29.98%
        Corporation
        Two Perimeter Park South
        Birmingham, AL  35243
        Heartland Fund Advisors                 493,700         15.82%
        790 North Milwaukee St.
        Milwaukee, WI  53202
        Robert N. Yarmuth                       157,723         5.05%
        100 Mallard Creek Road, Suite 400
        Louisville, KY  40207


            *  Represents less than 1% of class.

            (1) Based upon information  furnished to the Company  by the named persons, and information contained in filings with the Securities and Exchange Commission (the
                Commission).   Under the  rules of  the Commission,  a
                person is deemed to beneficially own shares over which the person has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the named person has the sole voting and investment power with respect to the number of shares of Common Stock set forth opposite such person's name.

            (2) Assumes inclusion of the shares of Common Stock issuable upon exercise of outstanding redeemable warrants; assumes conversion of series A Convertible Preferred Stock into Common Stock.

            (3) Includes 8,886  shares as  to which  Mr. Yarmuth  shares voting and investment powers pursuant to a family trust and an option for 129,890 shares vested and exercisable, and 53,550 exercisable options owned by Mrs. Yarmuth in addition to 12,927 shares owned directly by Mrs. Yarmuth.

            (4) Includes the same ownership components as stated for Mr.
                Yarmuth.

            (5) Includes 30,050 shares subject  to currently exercisable options.

            (6) Includes 11,000 shares subject  to currently exercisable options.

            (7) Includes 10,000 shares subject  to currently exercisable options.

            (8) Includes 5,000 shares  subject to  currently exercisable options.

            (9) Includes 2,500 shares  subject to  currently exercisable options.

            (10) Includes  currently  exercisable  options held  by  all directors and executive officers as a group to purchase 254,490 shares of Common Stock.

            (11) Includes   currently  exercisable   warrants  for   the
                purchase of 200,000 shares of Common Stock. In addition, HEALTHSOUTH Rehabilitation Corporation (HEALTHSOUTH) owns warrants for an additional 66,600 shares of Preferred Stock.



            Preferred Stock

            The Company has no shares of Preferred Stock outstanding. HEALTHSOUTH holds currently exercisable warrants to purchase 66,600 shares of Preferred Stock. See _Security Ownership of Principal Holders and Management -- Relationship with
            HEALTHSOUTH  Rehabilitation  Corporation.   Each  share  of
            Preferred Stock is convertible into one share of Common Stock and entitled to one vote on all matters submitted to the holders of Common Stock. The warrants may be transferred by HEALTHSOUTH only to its affiliates.

            Relationship with HEALTHSOUTH Rehabilitation Corporation

            The Company has an agreement with HEALTHSOUTH under which HEALTHSOUTH purchases certain durable medical equipment and prosthetic and orthotic appliances (to fill HEALTHSOUTH's normal business requirements of such items) from the Company. During the years ended March 31, 1997, 1996 and 1995, the Company realized sales of $15,000, $84,000 and $391,000 to HEALTHSOUTH, respectively, at terms the Company normally offers its customers. The outstanding receivables from HEALTHSOUTH were $7,965 and $17,000 as of March 31, 1997 and 1996, respectively.

                                       ITEM 1

                                ELECTION OF DIRECTORS

            At the Annual Meeting, seven directors are to be elected to serve until the next annual meeting of stockholders. The persons named in the accompanying proxy have advised the Company that they intend to vote the shares covered by the proxies FOR the election of the nominees named below. Proxies cannot be voted for a greater number of persons than are named. Although it is not anticipated that any of the nominees will decline or be unable to serve, if that should occur, the proxy holders may, in their discretion, vote for substitute nominees. Directors are elected by a plurality of the votes cast.


            Nominees for Election as Directors

            Set forth below is a list of Board members who will stand for re-election at the Annual Meeting, together with their ages, all Company positions and offices currently held by them and the year in which each person joined the Board of Directors.

          Name             Age   Position or Office        Director Since
          Steven B. Bing   50    Director                       1992
          Donald G.        64    Director                       1994
          Patrick B.       50    Director                       1994
          Tyree G.         45    Director                       1996
          Jonathan D.      46    Director                       1997
          Wayne T. Smith   51    Director                       1997

            William B. Yarmuth. Mr. Yarmuth has been a director of the Company since 1991, when the Company acquired National
            Health  Industries  (National),   where  Mr.  Yarmuth  was
            Chairman, President and Chief Executive Officer. After the acquisition, Mr. Yarmuth became the President and Chief Operating Officer of the Company. Mr. Yarmuth became Chairman and CEO in 1992. He was Chairman of the Board, President and Chief Executive Officer of National from 1981 to 1991.

            Steven B. Bing. Mr. Bing was elected a director in January 1992. Mr. Bing is a vice president of R. Gene Smith, Inc., a private investment company located in Louisville, Kentucky. From 1989 to March 1992, Mr. Bing was President of ICH Corporation, an insurance holding company. From 1984 to 1989, he served as Senior Vice President of ICH Corporation. He is also a trustee of the University of Louisville and a director of various closely-held business entities.

            Donald G. McClinton. Mr. McClinton was elected a director in October 1994. Mr. McClinton is President and part owner of Skylight Thoroughbred Training Center, Inc., a thoroughbred course training center. He is also a director of Mid-America Bancorp and Jewish Hospital Health Systems.
            From 1986 to 1994, Mr. McClinton was co-chairman of Interlock Industries, a privately held conglomerate in the metals and transportation industries.

            Patrick B. McGinnis. Mr. McGinnis was elected a director in October 1994. Mr. McGinnis is the co-founder of Healthcare Recoveries, Inc. and serves as its Chairman and Chief Executive Officer. Healthcare Recoveries, Inc. is a provider of subrogation and other claims recovery services to the health care industry. From 1979 to 1988, Mr. McGinnis was Vice President-Finance and Planning for Humana Inc.

            Tyree G. Wilburn. Mr. Wilburn was elected a director in January 1996. Mr. Wilburn is a private investor and a director of Health Directions, Inc. From 1992 to 1996, Mr. Wilburn was Chief Development Officer of Community Health Systems, Inc., and most recently, Executive Vice President and Chief Financial and Development Officer. From 1974 to 1992, Mr. Wilburn was with Humana Inc. where he held senior and executive positions in mergers and acquisitions, finance, planning, hospital operations, audit and investor relations.

            Jonathan D. Goldberg. Mr. Goldberg was elected a director in February 1997. Mr. Goldberg is the managing partner of the law firm of Goldberg and Simpson in Louisville, Kentucky and has served in that capacity for the last five years.

            Wayne T. Smith. Mr. Smith was elected a director in March 1997. Mr. Smith is President and Chief Executive Officer of Community Health Systems, Inc. Mr. Smith was President and Chief Operating Officer of Humana Inc. from 1993 to 1996 and served with Humana Inc. from 1973 to 1993 in various capacities, including numerous positions as vice president and divisional president.

            Meetings of the Board of Directors

            The Board met on five occasions during the 1997 fiscal year. Each incumbent director attended at least 75% of the aggregate of the meetings of the Board and its committees on which such director served during his period of service, except Mr. McGinnis who attended 60% of such meetings.


            Committees of the Board of Directors

            The Board of Directors has an Audit Committee and a Compensation Committee. The Board does not have an executive committee or a nominating committee; executive committee and nominating functions are performed by the entire Board.

            The functions of the Audit Committee include reviewing the scope of the audit, reviewing the corporate accounting practices and policies with the independent auditors, reviewing with the independent auditors their final report, reviewing with independent auditors overall accounting and financial controls and consulting with the independent auditors. The members of the Audit Committee are the six outside members of the Company's Board of Directors, Messrs. Bing, McClinton, McGinnis and Wilburn and Messrs. Goldberg and Smith who joined the Audit Committee upon becoming directors of the Company in February and March 1997, respectively. The Audit Committee met once during the 1997 fiscal year.

            The principal duties of the Compensation Committee are to review the compensation of directors and officers of the Company and to prepare recommendations and periodic reports to the Board concerning such matters. The Compensation Committee also administers the Company's employee stock option plans. The members of the Compensation Committee are Messrs. Bing, McClinton, McGinnis and Wilburn and Messrs. Goldberg and Smith who joined the Compensation Committee upon becoming directors of the Company. The Compensation Committee met twice during the 1997 fiscal year.


            Compensation of Directors

            Directors who are not also employees of the Company are entitled to compensation at a rate of $1,250 for each Board of Directors meeting attended and $250 for each committee meeting attended that is scheduled independently. In addition, non-employee directors are eligible to receive stock options under the Caretenders Health Corp. 1993 Stock Option Plan for Non-Employee Directors (the Directors'
            Plan) adopted by the Board on February 17, 1993, and subsequently approved by stockholders. Pursuant to the terms of the Directors' Plan, Mr. Bing was granted options to purchase 10,000 shares of the Company's Common Stock at $9.69 and 2,000 shares of the Company's Common Stock at $7.13; Messrs. McGinnis and McClinton were each granted options to purchase 10,000 shares of the Company's Common Stock at $8.13 per share; Mr. Wilburn was granted options to purchase 10,000 shares of the Company's Common Stock at $7.88 per share; and Messrs. Goldberg and Smith were each granted options to purchase 10,000 shares of the Company's Common Stock at $6.00 per share and $6.38 per share, respectively. The Directors' options vest 25% the day following six months after the date of grant and 25% on each of the first, second, and third anniversary dates of the grant.

            William Yarmuth Employment Agreement

            On January 1, 1996, the Company entered into a new employment agreement with William B. Yarmuth, its Chairman of the Board, President and Chief Executive Officer. The initial term of the agreement is three years with subsequent automatic one-year renewals. The agreement provides that Mr. Yarmuth will earn an annual base salary of $190,000 and be eligible for a performance based cash incentive of up to 35% of annual base salary. The agreement includes a covenant not to compete for a period of two years and potential termination payments to Mr. Yarmuth of two times his annual salary.


            Section 16(a) Beneficial Ownership Reporting Compliance

            Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of stock ownership and reports of changes in stock ownership and to provide the Company with copies of all such filed forms. Based solely on its review of such copies or written representations from reporting persons, the Company believes that all reports were filed on a timely basis during fiscal 1997.

            Recommendation

            Assuming the presence of a quorum, directors shall be elected by a plurality of the votes cast at the Annual Meeting by holders of Common Stock voting for the election of directors.

            THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE SEVEN NOMINEES FOR DIRECTOR OF THE COMPANY.


                               EXECUTIVE COMPENSATION

            Set forth below is information concerning the annual and long-term compensation paid during the last three fiscal years to the Chief Executive Officer and the most highly compensated executive officers of the Company during the 1997 fiscal year whose combined salary and bonus exceeded $100,000. These amounts do not include payments made to the named executive officers in the form of automobile allowances and certain other benefits, the aggregate amounts of which, in the case of each named executive officer, did not exceed 10% of the total annual salary and bonus reported for such officer.


                              Summary Compensation Table
                              ---------------------------

                                                                  Long-Term
                                                                 Compensation
                                                                --------------
                                                                 Securities
                                               Annual            Underlying
                                         ----------------         Options
            Name and Principal    Year    Salary    Bonus     (No. of Shares)
          ---------------------  ------- --------- ---------- ----------------
          William B. Yarmuth        1997 $190,000         -            -
          Chairman of the Board,    1996  229,413  $126,500(1)     50,000
          President and Chief       1995  230,577    81,000            -
          Executive Officer

          Mary A. Yarmuth           1997  126,058         -            -
          Senior Vice President     1996  125,000    31,250        15,000
          - Operations              1995  111,154    25,000            -

          C. Steven Guenthner       1997  126,058         -            -
          Senior Vice President,    1996  125,000    31,250        15,000
          Secretary/Treasurer       1995  111,154    25,000            -
          and Chief Financial
          Officer

               (1) On January  1, 1996, Mr.  Yarmuth entered into  a new
                   employment agreement with the Company. Of the bonus amount shown, $60,000 was paid in connection with Mr. Yarmuth entering into the new agreement and making certain concessions in compensation and other benefits as compared to his previous agreement. See
                   William  Yarmuth  Employment   Agreement  for  more
                   information.

                            OPTION GRANTS IN FISCAL 1997

            No stock options or stock appreciation rights were awarded to the named executive officers during the 1997 fiscal year.

             OPTION EXERCISES IN FISCAL 1997 AND FISCAL YEAR-END VALUES

            None of the executive officers named in the Summary Compensation Table exercised stock options during the 1997 fiscal year. Set forth below is information with respect to the number and value of unexercised stock options held by the named executive officers at the end of the 1997 fiscal year.


                                             Options Held at        Value of Unexercised
                       Shares              1997 Fiscal Year-End    In-the-Money Options at
                      Acquired             Number of Unexercised   1997 Fiscal Year-End (1)
                        on      Value   ------------------------- -------------------------
  Name               Excercise Realized Exercisable Unexercisable Exercisable Unexercisable
  ------------------ --------- -------- ----------- ------------- ----------- -------------
  William B. Yarmuth      -         -      122,280        27,720           -            -

  Mary A. Yarmuth         -         -       48,600         9,900     $71,760            -

  C. Steven Guenthner     -         -       25,100         9,900           -            -


               (1) These amounts represent the market value less the exercise price. The market value of the Common Stock was $5.63 based on the closing bid price per share at March 31, 1997, on the NASDAQ National Market System.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

            Compensation Policies

            The Compensation Committee of the Board of Directors is comprised of Messrs. Bing, McClinton, McGinnis, Wilburn, Goldberg and Smith, each a non-employee director of the
            Company. The Compensation Committee is responsible for advising the Board of Directors on matters relating to the compensation of the Company's executive officers and administering the Company's stock option plans. Set forth below is a report submitted by the Compensation Committee describing its compensation policies and the committee's decisions relating to compensation of executive officers during the 1997 fiscal year.

            The   Compensation  Committee's   policies  concerning   the
            compensation  of   the  Company's  executive   officers  are
            summarized as follows:

            _ Compensation awarded by the Company should be effective in attracting, motivating and retaining key executives;

            _ Executive officers of the Company should be compensated at a level which is comparable to other executives with similar skills and qualifications; and

            _ The Company's compensation programs should give executive officers a financial interest in the Company similar to the interests of the Company's stockholders.

            The Company's executive officers are compensated through a combination of salary, annual bonuses (when appropriate) and grants of stock options under the Company's option plans. The annual salaries of the Company's executives are reviewed from time to time by the Compensation Committee. The Compensation Committee recommends to the Board of Directors that adjustments be made where necessary in order for the annual salaries of the Company's executives to be competitive with the salaries in the health care field. To establish such executive salaries, the Compensation Committee compares the Company's salaries with those of other home health care companies and public companies with similar market capitalizations as selected by the Compensation Committee. Officers of the Company are eligible for performance based cash incentives based on the Company's achievement of annual goals and objectives established by the Compensation Committee. For fiscal 1997 the goals and objectives included meeting earnings targets and accomplishing development and expansion objectives.
            Although earnings objectives were met, development and expansion objectives were not met, and, accordingly, no bonuses were paid for 1997.

            The Compensation Committee periodically grants stock options under the Company's option plans in order to provide executive officers and other employees with an additional incentive to strive for the success of the Company's business so as to increase the price of the Company's Common Stock. The Compensation Committee believes that stock options are a valuable tool in encouraging executive officers to align their interests with the interests of the stockholders and to manage the Company for the long term.

            Compensation of the Chief Executive Officer

            William B. Yarmuth, the Chairman, President and Chief Executive Officer of the Company, is eligible to participate in the same executive compensation plans available to the Company's other executive officers. Mr. Yarmuth's salary of $190,000 for the 1997 fiscal year was determined pursuant to his employment agreement. Mr. Yarmuth is eligible for a performance based cash incentive of up to 35% of annual base salary. See discussion regarding incentive compensation under Compensation Policies above.

            OBRA Deductibility Limitation

            Under  the   Omnibus  Budget  Reconciliation  Act   of  1993
            (OBRA), subject to certain exceptions and transition provisions, the allowable deduction for compensation paid or accrued with respect to the chief executive officer and each of the four most highly compensated executive officers of a publicly held corporation, is limited to $1 million per year, per executive officer. The Company has determined not to take any actions at this time with respect to its compensation plans which might be necessary to exempt compensation under such plans from the OBRA deductibility limitation.

                                          THE COMPENSATION COMMITTEE:
                                                  Steven B. Bing
                                                  Donald G. McClinton
                                                  Patrick B. McGinnis
                                                  Tyree G. Wilburn
                                                  Jonathan D. Goldberg
                                                  Wayne T. Smith

                COMPARISON OF FIVEYEAR CUMULATIVE STOCKHOLDER RETURN

            The graph that follows compares the cumulative return experienced by holders of the Company's Common Stock during the last five fiscal years to the returns of the CRP Index for NASDAQ stock market (U.S. Companies) and the returns of a peer group index comprised of other publicly-traded companies within the home health care industry. The graph assumes the investment of $100 on March 31, 1992 in the Company's Common Stock and each of the indices, and the reinvestment of all dividends paid during the period of the securities comprising the indices.


            [Graph filed via hard copy]

                                        Fiscal Year Ended March 31,
                                 ----------------------------------------
                                 1992     1993   1994   1995   1996   1997
                               -------  ------- ------ ------ ------ ------
      Caretenders Health Corp  $100.00   $69.60 $60.90 $45.20 $51.30 $39.10
      CRP Index for Nasdaq Stock
       Market (U.S. Companies)  100.00   115.00 124.10 138.00 187.40 208.30
      Peer Group Index (1)      100.00    61.40  35.80  25.00  27.90  16.50
      _______________________

          (1)  In addition to the Company, the peer group includes the
               following home health care companies:   Hospital Staffing
               Services, Inc.; In Home Health, Inc.; and U.S. HomeCare Corporation.

                                       ITEM 2


                           PROPOSAL TO ADOPT NON-EMPLOYEE
                        DIRECTORS DEFERRED COMPENSATION PLAN

                 On October 1, 1997, the Board of Directors approved the
            Caretenders Health Corp. Non-Employee Directors Deferred Compensation Plan (the Plan) and directed that the Plan be presented to stockholders for their consideration at the Annual Meeting. The Plan permits a non-employee director of the Company (Participant) to defer in stock or cash the receipt of fees which would otherwise be paid to the director for services on the Board and its committees. The purpose of the Plan is, among other goals, to provide an incentive to the Company's non-employee directors to continue to serve the Company and to provide flexibility to the Company in attracting and retaining directors. The Company currently has six non-employee directors who are eligible to participate in the Plan.

                 The  Plan  reserves  100,000 shares  of  the  Company's
            Common  Stock  for issuance  in  connection  with any  stock deferrals under the Plan. The full text of the Plan is included as Appendix A to the Proxy Statement, and the following description of the material terms of the Plan is qualified in its entirety by reference to the full text of the Plan.

                 The  Plan   will  be  administered  by   the  Board  of
            Directors, the Compensation Committee of the Board, or by any other committee appointed by the Board consisting of two or more non-employee directors of the Company. An election to participate in the Plan made by a non-employee director will be effective with respect to amounts which would otherwise be paid to him or her beginning on or after the first day of the calendar year following the making of the election. The Plan requires Participants to defer 100% of their fees if they make a deferral election. Currently, non-employee directors receive a $1,250 fee for each Board meeting they personally attend and $250 for each committee meeting attended that is scheduled independently.

                 Participants  may elect  to have  the deferred  amounts
            deemed invested 100% in shares of the Company's Common Stock (a Share Election) or to accumulate and be deemed to earn interest (a Cash Election). Participants may also elect to make a Share Election with respect to 50% of their fees and a Cash Election with respect to 50% of their fees. No Share Election will be effective until six months after the effective date of the Share Election, with the result that during such six-month period, the Participant will be deemed to have made a Cash Election. Once an election has been made, it will remain in effect with respect to all future amounts which would otherwise be paid to the Participant as a director until changed by the filing of a new election in accordance with the terms of the Plan.

                 An  account will  be established  for each  Participant
            (Participant Account) and deferred compensation will be credited to the director's Participant Account as of the date such compensation would otherwise be payable. If the Participant makes a Cash Election, the amounts so deferred in such Participant's Account (Deferred Cash Account) will be deemed to earn interest at a floating rate equal to the announced prime rate of National City Bank, Kentucky, Inc., compounded annually. To encourage directors to purchase shares of the Company's Common Stock, if a Share Election is made, such Participant's Account (Deferred Stock Account) will be credited with 110% of the compensation otherwise payable to the Participant which is covered by the Share Election. Deferred Stock Accounts will also be credited as of the payment date for an amount equal to the dividends, if any, attributable to the number of shares of Common Stock then held in the Deferred Stock Account. As of the end of each quarter, the deferred amounts then in the Deferred Stock Account will be treated as if converted into shares of the Company's Common Stock based upon the fair market value of the Common Stock on such date. Participant Accounts are merely bookkeeping entries and there will be no segregation of funds. The Participants will not have any right to specific assets of the Company and will be merely general creditors of the Company.

                 Payment  of amounts  in a  Participant Account  will be
            made on the earliest to occur of (i) 60 days following the date the Participant ceases to be a director, (ii) the date selected by the Participant at the time of electing to participate in the Plan or (iii) 60 days following a Change in Control of the Company (as defined in the Plan). Payment will be made in the form of a lump sum in cash or stock as previously elected by the Participant. Participants may specify different payment dates with respect to their Deferred Stock Accounts and Deferred Cash Accounts. If payment is made by virtue of (ii) or (iii) above, the Participant shall no longer be permitted to participate in the Plan.

                 Participants may  not transfer or  assign the  right to
            receive payments under the Plan except by will or by the laws of descent and distribution. The Plan may be amended, modified or terminated by the Board at any time, except that, without the approval of the stockholders of the
            Company to the extent required by Section 16 of the Securities Exchange Act of 1934, as amended (_Exchange Act_) and the rules promulgated thereunder, any national securities exchange or system on which the Common Stock is then listed or reported or a regulatory body having jurisdiction with respect thereto, no such amendment, modification or termination may (i) materially increase the benefits accruing to the Participants under the Plan, (ii) materially increase the total number of shares of Common Stock which may be issued under the Plan or (iii) materially modify the eligibility requirements for participation in the Plan.

                 No income  will be recognized  by a Participant  at the
            time of the deferral of compensation. Upon payment to a Participant with respect to amounts previously deferred, the Participant will recognize ordinary income in an amount equal to the sum of the cash and the fair market value of the Shares received (unless the Participant is subject to
            Section 16(b) of the Exchange Act with respect to the sale of such shares and does not make a Section 83(b) election, in which case the fair market value of the Shares on the date any applicable Section 16(b) restrictions lapse [but not later than six months from the date the Shares are received] will be the amount recognized). The Company will be entitled to a compensation deduction in an amount equal to the income recognized by the Participant at the same time as the Participant includes such amount in his or her income. For purposes of the self-employment tax, deferred amounts will be treated as self-employment income at the time earned even though not received at that time.

                 The Board  of Directors intends to  cause the following
            resolution to be presented to the stockholders for action at the Annual Meeting:

                      RESOLVED, that  the Caretenders Health  Corp. Non-
            Employee Directors Deferred Compensation Plan be, and it hereby is, approved by the stockholders of the Company.

                 Approval of Item No. 2 requires the affirmative vote of
            the holders of a majority of the shares of Common stock present, in person or by proxy, and entitled to vote at the Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PLAN.

                                       ITEM 3

                         RATIFICATION OF INDEPENDENT AUDITOR

            The Board of Directors has appointed Arthur Andersen LLP as its independent auditor for the fiscal year ending March 31, 1998. Representatives of Arthur Andersen are expected to be present at the Annual Meeting where they will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

            Recommendation

            THE   BOARD  OF   DIRECTORS  RECOMMENDS   A  VOTE   FOR  THE
            RATIFICATION  OF  ARTHUR  ANDERSEN   LLP  AS  THE  COMPANY'S
            INDEPENDENT AUDITOR FOR THE 1998 FISCAL YEAR.

                                STOCKHOLDER PROPOSALS

            Any stockholder proposal intended to be presented at the next annual meeting of stockholders must be received by the Company by June 15, 1998 in order to be considered for inclusion in the Company's proxy materials for such meeting.


                                    ANNUAL REPORT

            The Company's Annual Report to Stockholders for the fiscal year ended March 31, 1997 accompanies this Proxy Statement.

                                      FORM 10-K

            The Company's annual report on Form 10-K for the fiscal year ended March 31, 1997 accompanies this Proxy Statement. Stockholders may obtain copies of exhibits at $0.25 per page to cover the Company's costs in furnishing such copies by sending a written request to C. Steven Guenthner, Caretenders Health Corp., 100 Mallard Creek Road, Suite 400, Louisville, Kentucky 40207.

                                   OTHER BUSINESS

            The Board of Directors is not aware of any other matters to be presented at the Annual Meeting other than those set forth in the Notice of Annual Meeting and routine matters incident to the conduct of the meeting. If any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy, or their substitutes, intend to vote on such matters in accordance with their best judgment.

                                     By Order of the Board of Directors



                                          C. Steven Guenthner
                                          Secretary

            Louisville, Kentucky
            October 13, 1997

                                                              APPENDIX A

                              CARETENDERS HEALTH CORP.

                           NON-EMPLOYEE DIRECTORS DEFERRED
                                  COMPENSATION PLAN




                                    I.   ARTICLE

                                      Purposes

            A. Purposes. The purposes of this Non-Employee Directors Deferred Compensation Plan (Plan) of Caretenders Health Corp., a Delaware corporation (the Company), are to encourage the Company's non-employee directors to invest in the future of the Company through ownership of an interest in the Company, to provide an incentive to such directors to continue to serve the Company and to provide flexibility to the Company in attracting and retaining directors.

                                    II.  ARTICLE

                            Eligibility and Participation

            A. Eligibility. Any director of the Company who is not an employee of the Company or a subsidiary of the Company (Director) is eligible to participate in the Plan.

            B. Participation. A Director shall become a participant in the Plan (Participant) by filing an election form prescribed by the Committee (as hereinafter defined)
            (Election Form) in accordance with the provisions of Section . A Participant shall remain a Participant until such time as the Participant has received all payments to which the Participant is entitled under the terms of the Plan.

                                    II.  ARTICLE

                               Shares Subject to Plan

            A. Number of Shares. Subject to adjustment as provided in Section , the number of shares of the Company's common stock, par value $0.10 per share (Common Stock), reserved for issuance under the Plan is 100,000 shares. Any Common Stock issued under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

            B. Adjustments. In the event of a merger, reorganization, consolidation, recapitalization, reclassification, split-up, spin-off, separation, liquidation, stock dividend, stock split, reverse stock split, share combination, share exchange or other change in the corporate structure of the Company affecting the Common Stock, the Committee shall substitute or adjust the total number and class of stock or securities which may be issued under the Plan and which are credited to a Participant's Deferred Stock Account as it determines to be appropriate and equitable to prevent dilution or enlargement of the rights of Participants.

                                    II.  ARTICLE

                                   Administration

            A. The Committee. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (Board), or by any other committee (Committee) appointed by the Board consisting of two or more non-employee directors of the Company.

            B. Authority of the Committee. The Committee shall have sole discretion to make all determinations which may be necessary or advisable for the administration of the Plan. To the extent permitted by law and Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (Exchange Act), the Committee may delegate its authority as identified hereunder. All determinations and decisions made by the Committee pursuant to the provisions of the Plan, and all related orders or resolutions of the Board, shall be final, conclusive and binding upon all persons, including the Company, Participants and their estates and beneficiaries.

            C. Section 16 Compliance. It is the intention of the Company that the Plan and the administration of the Plan comply in all respects with Section 16(b) of the Exchange Act and the rules and regulations promulgated thereunder. If any Plan provision, or any aspect of the administration of the Plan, is found not to be in compliance with Section 16(b) of the Exchange Act, the provision or administration shall be deemed null and void, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3 promulgated under the Exchange Act.

                                    II.  ARTICLE

                                  Deferral Election

            A.   Making of Election.

            1. Each Director may elect in writing, in the manner and on the Election Form, to defer payment of all, but not less than all, of the fees which would otherwise be paid to such Director by the Company for services on the Board and committees thereof. An election shall be effective with respect to amounts which would otherwise be paid to the Participant beginning on or after the first day of the calendar year following the making of the election. Once an election has been made, it shall remain in effect with respect to all future amounts which would otherwise be paid to the Participant as a Director until the beginning of the calendar year following the filing of a new election.

            2. At the time of making any deferral election or change in an existing election, the Participant shall further elect, in accordance with procedures adopted by the Committee, (i) to have either 100% or 50% of the amount of such deferred fees be deemed invested in Common Stock (Share Election), or (ii) to have either 100%, if no Share Election is chosen, or 50%, if a 50% Share Election is chosen, of such deferred fees deemed invested with interest (Cash Election); provided, however, that in no event shall a Share Election be effective until six months after the effective date of the Share Election, with the result that during such six-month period, the Participant shall be deemed to have made a Cash Election.

            B.   Participant Account.   An account shall  be established
            for  each  Participant  (Participant Account).    Deferred
            compensation   will  be   credited   to  the   Participant's
            Participant Account as of the date such compensation would otherwise be payable to the Participant. A Participant Account shall include a Deferred Cash Account, if a Cash Election has been made, and a Deferred Stock Account, if a Share Election has been made.

            C. Deferred Cash Account. Each Deferred Cash Account shall be credited with the amounts deferred on behalf of a Participant plus annual interest thereon as provided in Section .

            D. Deferred Stock Account. Each Deferred Stock Account shall be credited with 110% of the amounts deferred to the Deferred Stock Account on behalf of a Participant. Deferred Stock Accounts shall also be credited as of the payment date for dividends on Common Stock in an amount equal to the dividends attributable to the number of shares of Common Stock credited to the Participant's Deferred Stock Account as of the record date set by the Board for the payment of dividends (the amounts referred to in the first two sentences of this Section are hereinafter referred to as the Cash Credits). As of the last day of March, June, September and December of each year, there shall be credited to a Participant's Deferred Stock Account a number of shares of Common Stock equal to that whole number obtained by dividing (i) the amount of Cash Credits in the Deferred Stock Account as of such date, by (ii) the fair market value of the Common Stock (determined as provided in Section ) on such date. Any amount of the Deferred Stock Account in excess of the number of shares of Common Stock credited to the Deferred Stock Account shall be treated as a Cash Credit and held in the Deferred Stock Account until the end of the following quarterly crediting date.

                                    II.  ARTICLE

                                  Fair Market Value

            A. Fair Market Value. For purposes of this Plan, the fair market value of the Common Stock on any date shall be (i) if the Common Stock is listed on a national or regional exchange, or on the NASDAQ National Market System or a comparable market, the closing price of the Common Stock on such date, or (ii) if (i) above does not apply, the value determined by the Committee.

                                    II.  ARTICLE

                                      Interest

            A. Interest on Deferred Cash Account. Interest will be credited to each Deferred Cash Account at the announced prime rate of National City Bank, Kentucky, Inc., as the same shall exist from time to time, changing with each change in such announced prime rate. This assumed interest shall be compounded annually and treated as earned from the date deferred compensation is credited to the Deferred Cash Account to the date of withdrawal.

                                    II.  ARTICLE

                             Payment of Deferred Amounts

            A. Limitation Payment on of Deferred Amounts. No payment may be made from any Participant Account except as provided in this Article .

            B.   Time for Payment of Deferred Amounts.

            1. Payment of the amount in a Participant Account shall be made upon the earlier to occur of (i) 60 days following the date the Participant ceases to be a Director, (ii) the date selected by the Participant at the time of making a Cash Election or Share Election (which date may be different for the Cash Election and the Share Election) or (iii) 60 days following a Change in Control (as defined in Section ). Payment shall be made in the form of a lump sum, with payment from a Deferred Cash Account made in cash, and payment from a Deferred Stock Account made in Common Stock (except for any Cash Credits remaining in the Participant's Deferred Stock Account, which shall be paid in cash). If payment is made by virtue of (ii) or (iii) above, the Participant shall no longer be permitted to participate in the Plan.

            2. For purposes of the Plan, a Change in Control shall occur upon (i) the acquisition by any person after the date hereof of beneficial ownership of 50% or more of the voting power of the Company's outstanding voting stock, (ii) five or more of the current members of the Board ceasing to be members of the Board unless any replacement director was elected by a vote of either at least 75% of the remaining directors, or of at least 75% of the shares entitled to vote on such replacement, or (iii) approval by the stockholders of the Company of (a) a merger or consolidation of the Company with another corporation if the stockholders of the Company immediately before such vote will not, as a result of such merger or consolidation, own more than 50% of the voting stock of the corporation resulting from such merger or consolidation, or (b) a complete liquidation of the Company or sale of all, or substantially all, of the assets of the Company. Notwithstanding the foregoing, a Change in Control shall not occur solely because 50% or more of the voting stock of the Company is acquired by (i) a trust which is part of an employee benefit plan maintained by the Company or its subsidiaries, or (ii) a corporation which, immediately following such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

                                    II.  ARTICLE

                                    Miscellaneous

            A. Assignability. No right to receive payments hereunder shall be transferable or assignable by a Participant except by will or by the laws of descent and distribution.

            B. Amendment or Termination. The Plan may be amended, modified or terminated by the Board at any time or from time to time. Notwithstanding the foregoing, without the approval of stockholders of the Company (as may be required by Section 16 of the Exchange Act and the rules promulgated thereunder, any national securities exchange or system on which the Common Stock is then listed or reported or a regulatory body having jurisdiction with respect hereto), no such amendment, modification or termination may (i) materially increase the benefits accruing to Participants under the Plan, (ii) materially increase the total number of shares of Common Stock which may be issued under the Plan, except as provided in Section or (iii) materially modify the eligibility requirements for participation in the Plan. No amendment, modification or termination shall, without the consent of a Participant, adversely affect such Participant's existing rights under the Plan.

            C. Future Director Terms. Nothing in the Plan, nor any action taken under the Plan, shall be construed as giving any Participant a right to continue as a Director or require the Company to nominate or cause the nomination of a Participant for a future term as a Director.

            D. Participant's Rights Unsecured. The right of any Participant to receive payment of deferred amounts under the provisions of the Plan shall be an unsecured claim against the general assets of the Company. The maintenance of individual Participant Accounts is for bookkeeping purposes only. The Company is not obligated to acquire or set aside any particular assets for the discharge of its obligations, nor shall any Participant have any property rights in any particular assets held by the Company, whether or not held
            for  the  purpose  of   funding  the  Company's  obligations
            hereunder.

            E. Governing Law. To the extent not preempted by Federal law, this Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its conflict of laws rules.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                       CARETENDERS HEALTH CORP.
  100 Mallard Creek Road, Suite 400,     Louisville, Kentucky 40207
                PROXY--ANNUAL MEETING OF STOCKHOLDERS

     The undersigned, a stockholder of CARETENDERS HEALTH CORP., a Delaware corporation (the "Company"), hereby appoints WILLIAM B. YARMUTH and C. STEVEN GUENTHNER, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held in Terrace Room Three of the Holiday Inn, 1325 Hurstbourne Lane, Louisville, Kentucky, on Monday, November 24, 1997, at 10:00 a.m. local time, and at any adjournment thereof.
 The undersigned hereby instructs said proxies or their substitutes:



 1. ELECTION OF DIRECTORS:
    William B. Yarmuth, Steven B. Bing, Donald G. McClinton,
    Patrick B. McGinnis, Tyree G. Wilburn, Jonathan D. Goldberg and Wayne T. Smith.

 /  /  Vote FOR all nominees listed
       (except as marked to the contrary below)

 /  / WITHHOLD AUTHORITY to vote for
      all nominees listed above


 INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space below.


 2.
    PROPOSAL  TO   APPROVE   THE  NON-EMPLOYEE   DIRECTORS  DEFERRED
   COMPENSATION PLAN.

          /  / For       /  / Against        /  / Abstain

   This Proxy is continued on the reverse side.  Please sign on the reverse side and return promptly.

 3. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP as independent auditors for the Company.

          /  / For       /  / Against        /  / Abstain

 This proxy, when properly executed, will be voted in accordance with any directions hereinbefore given. IF NO ELECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. MANAGEMENT
 RECOMMENDS A VOTE FOR THE ABOVE MATTERS.


 4. DISCRETIONARY AUTHORITY: To vote with discretionary authority with respect to all other matters which may properly come before the Annual Meeting.

                           Please  sign exactly  as name  appears on
                           label.    If  shares  are held  by  joint
                           tenants, all parties in the joint tenancy
                           must  sign.   When  signing  as attorney,
                           executor,   administrator,   trustee   or
                           guardian, please indicate the capacity in
                           which signing.   If a corporation, please
                           sign in full  corporate name by president
                           or  other  authorized   officer.    If  a
                           partnership, please sign in partnership name by authorized person.


 __________________________________  _______________
 Signature                            Date


 __________________________________  _______________
 Signature, if held jointly           Date